REE AUTOMOTIVE LTD.
INSIDER TRADING POLICY

This Insider Trading Policy (the “Policy”) of REE Automotive Ltd., and its direct and indirect subsidiaries (collectively, “REE” or the “Company”) establishes the policies and procedures that govern trading by REE personnel in REE securities. The securities of any other company about which such personnel learns material, nonpublic information while performing his or her duties for REE are also covered by this Policy (except for Sections 4 through 7 which are specific to REE).

The Policy has been adopted by REE to fulfill its responsibilities as a public company under United States federal securities laws to prevent insider trading and to assist its personnel to avoid the severe consequences associated with violations of the insider trading laws. The Policy is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with REE. Should you have any questions regarding this Policy, please contact the Company’s Compliance Officer.
Under the federal securities laws, it is unlawful for any director, officer, or employee of, or any person otherwise associated with, a public company to trade, or to enable others to trade, in the securities of that company while in possession of material, nonpublic information. Violators may be subject to criminal prosecution and/or civil liability.
A criminal prosecution can result in a fine of up to $5 million (no matter how small the profit or even if there is a loss) and imprisonment for up to 20 years. Civil actions may be brought by a private plaintiff or the SEC. A person who has been found in a civil action brought by the Securities and Exchange Commission (“SEC”) to have violated the prohibition on insider trading by purchasing or selling a security while in possession of material, nonpublic information, or by communicating such information to another person who engages in such trading, can be held liable for a penalty up to three times the profit gained, or the loss avoided, by the person who traded while in possession of material, nonpublic information. The SEC also has the authority to obtain a court order that bars a person who has engaged in insider trading from serving, either permanently or for a period, as a director or officer of a public company. There are no limits on the size of the transaction that can trigger insider trading liability. Small trade has in the past occasioned civil and criminal investigations and lawsuits.
Insider trading also can generate significant adverse publicity and, as a result, cause a substantial loss of confidence in REE and its securities on the part of the public and the securities markets. This could have an adverse impact on the price of REE shares and other securities to the detriment of REE and its shareholders.
Remember, anyone scrutinizing your transactions in REE securities or Derivative Securities (defined below) will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

IT IS IMPORTANT THAT ALL REE PERSONNEL REVIEW THIS POLICY CAREFULLY. NONCOMPLIANCE WITH THIS POLICY IS GROUNDS FOR

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DISCIPLINARY ACTION, INCLUDING AND UP TO IMMEDIATE TERMINATION. FAILURE TO COMPLY WITH THE POLICIES AND PROCEDURES SET FORTH BELOW ALSO MAY RESULT IN A SERIOUS VIOLATION OF U.S. FEDERAL SECURITIES LAWS BY THE PERSON TRADING, LEADING TO POTENTIAL CIVIL AND CRIMINAL PENALTIES.

1.Scope of Policy

All directors, officers, and other employees of REE, and all contractors or consultants who devote at least part of their time to REE, are subject to the prohibitions set forth in this Policy. Additionally, if designated by the Compliance Officer, (a) all directors, officers and other employees of a joint venture in which REE has a financial interest (such a joint venture is referred to as a “Related Company”) and/or (b) a Related Company, can be subject to the prohibitions set forth in this Policy. Each person listed above as subject to the Policy is referred to as a “Covered Person”.
The restrictions imposed by the Policy apply to trading in any REE securities (“REE Securities”), as well as any instrument that derives its value from the price of REE Securities, including but not limited to, puts, calls, warrants, options and convertible securities whether or not issued by REE (collectively “Derivative Securities”), subject to the qualification, as provided in Section 4 of this Policy, that all Covered Persons are prohibited from engaging in certain types of transactions, including short sales of (and economically equivalent transactions relating to) REE Securities. The restrictions imposed by the Policy also apply to trades in securities of any Related Company, industry peer company (e.g., a competitor of the Company), another company that operates a business that is economically linked to the Company (e.g., supplier, vendor), and any other company about which any Covered Person learns material, nonpublic information in the course of performing his or her duties for REE, such as securities of any company with which REE may be entering into or negotiating major transactions, and derivative securities of any of the foregoing securities.

2. Additional Persons Subject to this Policy

The policies and procedures under this Policy that are binding on a Covered Person also apply to the Associates of such Covered Person (i.e., any reference to a Covered Person’s obligations under this Policy also relates to his or her Associates).

“Associates” consist of:
(i)anyone, whether a Family Member or not, who resides in the household of a Covered Person;

(ii)any Family Member who does not live in the household of a Covered Person but whose transactions in REE Securities or Derivative Securities are directed by or subject to the influence or control of a Covered Person (such as parents or children who consult with a Covered Person before they trade in REE Securities or Derivative Securities).

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“Family Member” consist of the following persons: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse (or comparable co-habitation relationship), sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, in each case including adoptive relationships.

This Policy applies to any entities that a Covered Person controls, including any controlled corporations, partnerships or trusts, and transactions by such entities should be treated for the purposes of this Policy as if they were for the account of the Covered Person, unless the entity engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) and confirms to the reasonable satisfaction of the Compliance Officer that it has established its own policies and procedures for compliance with insider trading restrictions under applicable securities laws.
Situations may exist where a Covered Person has a record ownership of or beneficial interest in securities, but has no responsibility for investment decisions, such as, for example, where the investment decisions have been delegated to an investment adviser. In such cases, this Policy is not intended to proscribe dealings in securities so long as the Covered Person has neither discussed the merits of the investment with, has control or influence over, nor provides inside information to, the person or persons having the decision-making investment responsibility. Similarly, this Policy does not prohibit the purchase, sale or holding of an interest in a publicly traded mutual fund, even if the fund holds or trades in REE Securities or Derivative Securities.

As set forth in a separate Addendum to this Policy and subject to Section 5 below, all directors and officers of REE, and any other Covered Person listed in the Addendum (as designated and amended by the Compliance Officer from time-to-time) (each of the foregoing is referred to as an “Addendum Covered Person”) are required to obtain prior approval for all trades in REE Securities or Derivative Securities and are prohibited from holding REE Securities or Derivative Securities in a margin account or pledging such securities.

FOR THE AVOIDANCE OF DOUBT, EVEN IF IT IS NOT EXPLICITLY STATED SO IN THE VARIOUS SECTIONS OF THIS POLICY, ALL PROHIBITIONS, POLICIES AND PROCEDURES DETAILED IN THIS POLICY APPLY TO EACH COVERED PERSON, AS WELL AS TO HIS OR HER ASSOCIATES AND ALL PERSONS AND ENTITIES LISTED IN THIS SECTION 2. EACH COVERED PERSON IS RESPONSIBLE FOR MAKING SURE THAT ANY ASSOCIATE OR OTHER PERSON/ENTITY LISTED IN THIS SECTION 2 THAT IS SUBJECT TO THIS POLICY COMPLIES.

3. General Insider Trading Prohibition

Any Covered Person who possesses knowledge of any “material information” concerning REE that has not been disclosed to the public is prohibited from (i) trading in REE Securities or Derivative Securities, (ii) advising others to trade or to refrain from trading in REE Securities or

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Derivative Securities, or (iii) disclosing the material information to any other person for the purpose of enabling such person to trade or to refrain from trading in REE Securities or Derivative Securities. These restrictions remain in effect until the information is fully disclosed to the public or until the information, although not disclosed, ceases to be material.

Any Covered Person who obtains, in the course of his or her employment with or engagement by REE, knowledge of any “material information” concerning any other company (including suppliers, customers or an economically linked company such as a competitor of the Company) that has not been disclosed to the public is prohibited from (i) trading in securities of such other company or derivative securities of such other company, (ii) advising others to trade in securities of such other company or derivative securities of such other company, or (iii) disclosing the material information to any other person for the purpose of enabling such person to trade in securities of such other company or derivative securities of such other company. These restrictions remain in effect until the information is fully disclosed to the public or until the information, although not disclosed, ceases to be material.

FOR THE AVOIDANCE OF DOUBT, EVEN IF IT IS NOT EXPLICITLY STATED SO IN THE VARIOUS SECTIONS OF THIS POLICY, ALL PROHIBITIONS, POLICIES AND PROCEDURES DETAILED IN THIS POLICY (EXCEPT FOR SECTIONS 4 THROUGH 7 WHICH RELATE TO REE ONLY) APPLY TO SECURITIES OR DERIVATIVE SECURITIES OF ANY OTHER COMPANY ABOUT WHICH A COVERED PERSON LEARNS MATERIAL, NONPUBLIC INFORMATION IN THE COURSE OF PERFORMING HIS OR HER DUTIES FOR REE.

For purposes of insider trading liability, it does not matter that delaying the transaction until the material, nonpublic information is disclosed or ceases to be material might cause the Covered Person or an Associate of a Covered Person to incur a financial loss, or whether there is some independent reason for the transaction (such as the need to raise money for an emergency expenditure). In addition, except in the limited circumstances discussed below (see “Approved Trading Plans”), it does not matter that a Covered Person or an Associate of a Covered Person may have decided to engage in a transaction before learning of the undisclosed material information. Further, it also is irrelevant that publicly disclosed information about REE, a Related Company or any other applicable company would, without consideration of the undisclosed material information, provide a substantial basis for engaging in the transaction. The federal securities laws do not recognize any such mitigating circumstances and further, even the appearance of an improper transaction must be avoided to preserve REE’s reputation for adhering to the highest standards of conduct.

Material Information

In general, information is considered material as it relates to any company if there is a substantial likelihood that a reasonable investor would consider the information important in deciding to buy, hold or sell securities of such company. While this standard is not always easy to apply, any information that could be expected to affect the price of a company’s securities (or any other securities that derive value from such securities), whether positive or negative, should

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be considered material. Some examples of information that is almost always regarded as material include:

•significant transactions such as pending or proposed mergers, tender offers, acquisitions or dispositions;
•financial forecasts (especially earnings estimates) and/or financial results;
•corporate restructurings;
•regulatory rulings;
•unanticipated changes in the level of sales, earnings or expenses or earnings that are not consistent with the consensus expectations of the investment community;
•material changes to previously filed financial statements;
•credit rating changes;
•events regarding REE’s Securities (e.g., stock splits, repurchases, or changes in dividend policy);
•stock dividends;
•equity or debt offerings;
•management changes;
•cybersecurity events;
•significant pricing changes;
•significant litigation exposure, or threaten litigation;
•entry into or loss of a substantial contract not in the ordinary course of business;
•impending bankruptcy or the existence of severe liquidity problems; and
•any of the above with respect to a subsidiary, or other affiliate of the Company.

Any Covered Person who has questions as to the materiality of any nonpublic information is advised to contact the Compliance Officer for guidance. When unsure of any nonpublic information, Covered Persons should not trade.

Public Disclosure

Disclosure of material information to the public means the disclosure of the information in a filing with the SEC (such as REE’s annual report on Form 20-F or current reports on Form 6-K) or otherwise released broadly to the marketplace (such as by a press release). More limited dissemination of the information, such as in a Company communication to employees (even if it is to all employees generally) does not qualify as public disclosure. To ensure adequate disclosure, one full trading day must pass following public disclosure to allow the securities markets an opportunity to digest the news.

Tipping

Covered Persons who cannot trade in REE Securities, securities of any other company, or Derivative Securities, by reason of the possession of material, nonpublic information also may not either
(i) disclose such information to any other person for the purpose of allowing the other person to trade in the above securities or (ii) provide trading advice with respect to the above securities

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(even though the non-public information that provides the basis for the advice is not disclosed to the person). Such restrictions also apply to the securities of other companies (including, but not limited to, suppliers, customers or an economically linked company such as a competitor of the Company), to the extent you have learned material nonpublic information about these companies as a result of your role with the Company. Any such disclosure or trading advice constitutes a violation of the federal securities laws (referred to as “tipping”) and can result in liability for both the tipper and the tippee, as well as for REE and supervisory personnel.

4. Blackout Periods

COVERED PERSONS ARE PROHIBITED FROM TRADING IN REE SECURITIES OR DERIVATIVE SECURITIES DURING BLACKOUT PERIODS, REGARDLESS OF WHETHER THEY ACTUALLY POSSESS MATERIAL NONPUBLIC INFORMATION.

A.Semi-Annual Blackout Periods
There are two blackout periods with respect to trading per year (the “Semi-Annual Blackout Periods”). Each Semi-Annual Blackout Period begins at the close of the market (Eastern time) on the fourteenth (14th) calendar day preceding the end of a semi-annual period or fiscal year (i.e. 16:01 p.m. Eastern time on December 18 and 16:01 p.m. on June 17) and ends at 11:59 p.m. Eastern time on the close of trading on the second full trading day following the public dissemination day by REE of its semi-annual or annual financial results by press release to the national wire services or by making a filing with the SEC. Covered Persons are prohibited from trading in REE Securities or Derivative Securities during Semi-Annual Blackout Periods.

B. Designated Blackout Periods
Any Covered Person, at any time and from time to time, may be informed by the Compliance Officer that he or she, and his or her Associates, are subject to a designated blackout period due to such person’s involvement in or knowledge of a particular matter (a “Designated Blackout Period”, and together with a Semi-Annual Blackout Period, a “Blackout Period”). Covered Persons so advised are prohibited from trading in REE Securities or Derivative Securities until they receive further written notice from the Compliance Officer. A Designated Blackout Period will not be announced other than to those subject to it. Any Covered Person or their Associates made aware of the existence of a Designated Blackout Period should not disclose the existence of such blackout for any reason.

IT IS IMPORTANT TO KEEP IN MIND THAT, EVEN IF A BLACKOUT PERIOD IS NOT IN EFFECT, THE PROHIBITION ON TRADING ON MATERIAL, NONPUBLIC INFORMATION CONTINUES TO APPLY AT ALL TIMES.

5. Approved Trading Plans

Transactions by Covered Persons and their Associates pursuant to a written trading plan (an “Approved Plan”) will not violate this Policy and are not subject to the Blackout Period restrictions or pre-approval procedures if the following conditions are met:

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•the Approved Plan, any change or amendment thereof, and trades thereunder must meet the requirements of the Company’s guidelines for Rule 10b5-1 Plans (as established by the Compliance Officer in consultation with the Company’s outside counsel from time-to-time).

•the Compliance Officer must approve the Approved Plan prior to it being adopted, modified, or terminated;

•The Approved Plan must comply with the requirements of the Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), including the following:
(i)it must be a written, binding contract, instruction or plan entered outside of a Blackout Period and at such time when the Covered Person is not in possession of material, nonpublic information;
(ii)the Approved Plan must expressly specify the amounts, prices and dates of transactions (specifically or through a written formula, or a combination thereof) or confer discretionary authority on another person (who is not a Covered Person or Associate and otherwise is not in possession of material nonpublic information) to effect one or more purchase or sale transactions for the account of the instructing person;
(iii)the instructing person may not exercise any subsequent influence over how, when or whether the transactions are affected;
(iv)the purchase or sale must occur pursuant to the Approved Plan,
(v)no other trading plans are outstanding at the time of adoption of an Approved Plan (subject to certain exceptions (e.g., sale-to-cover plans)), and
(vi)(A) for Covered Persons that are directors and officers, no purchase or sale occurs until after the later of either (1) the passage of ninety (90) days from an Approved Plan’s adoption (inclusive of any modification thereto), or (2) two business days following the release of the Company’s earnings; subject to a maximum of 120 days from the Approved Plan’s adoption, or
(B) for Covered Persons that are not directors, officers, or the Company, no purchase or sale occurs until after thirty (30) days following the adoption or modification of the Approved Plan.

•Directors or officers must include a representation that (1) he or she is not in possession of material nonpublic information at the time of adoption (or modification) of an Approved Plan, and (2) that the plan is entered into in good faith and not as part of a plan or scheme to evade insider trading laws.

The Compliance Officer will approve any Approved Plan that complies with the terms of Section 5. A contract, instruction or plan of the type described above will typically be used by an Addendum Covered Person and other persons who routinely encounter material nonpublic information.

6. Section 16 Reporting Persons – Control Stock and Section 16 Reports

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The Company’s executive officers and directors subject to the reporting obligations under Section 16 of the 1934 Act are also subject to additional restrictions and obligations under this Policy. Section 16 requires the Company’s directors and officers (as defined in Section 16 of the 1934 Act) to make public electronic filings with the SEC reporting their beneficial ownership and to disclose their transactions in the Company’s securities.

Specifically, directors and executive officers of REE (as listed in the Company’s Annual Report on Form 20-F), among other things, (1) are subject to restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and (2) must provide the Company’s General Counsel (or the designee thereof) advanced notice of all REE Securities transactions (even if pre-clearance is not required) to allow the Company to help you meet your Section 16 public reporting requirements (i.e., the filing of Forms 3, 4, or 5, as applicable). In particular, current Company directors and executive officers must file an initial Form 3 by March 18, 2026 and any new director or executive officer after such date must file such form within 10 days of appointment/election. Each director and executive officer must also file a Form 4 within two business days following any trade date. Transactions effected pursuant to an Approved Plan under Section 5 above must be reported on such report as well.

As a reminder, any transaction in REE Securities by any person in this Section 6 includes the transactions by any person listed in Section 2 above (e.g., a Family Member, controlled entity). These holdings and transactions must also be reported in such Section 16 reports.

Applicable directors and executive officers have the sole responsibility to comply with Section 16 reporting obligations.

7. Short Term Speculation; Hedging Transactions; Restrictions on Pledges

REE considers it improper and inappropriate for any Covered Person or their Associates to engage in short-term or speculative transactions in REE Securities/Derivative Securities or in other transactions in REE Securities/Derivative Securities that may transfer the full risks and rewards of ownership over such securities. Therefore, it is REE’s policy that Covered Persons and their Associates may not engage, in any of the following transactions:

•Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of REE Securities and therefore creates the appearance of trading based on inside information. Transactions in options also may focus attention on short-term performance at the expense of long-term objectives. Accordingly, transactions in puts, calls or other Derivative Securities, on an exchange or in any other organized market, are prohibited. Option positions arising from certain types of hedging transactions are governed by the next paragraph below.
•Standing Orders. A standing order placed with a broker to sell or purchase REE Securities at a specified price leaves the shareholder with no control over the timing of the transaction. A transaction pursuant to a standing order – which does not meet the standards of an Approved Plan – executed by the broker when the Covered Person is

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aware of material nonpublic information may result in unlawful insider trading. Accordingly, standing orders are prohibited during any Blackout Period and at any time that the Covered Person is aware of material, nonpublic information. Any pending standing order must be cancelled before the commencement of any Blackout Period.
•Hedging Transactions. Certain forms of hedging or monetization transactions allow Covered Persons to lock in much of the value of their REE Securities, often in exchange for all or part of the potential for upside appreciation in the securities. These transactions allow the Covered Person to continue to own the covered REE Security, but without the full risks and rewards of ownership. Such transactions may use methodologies or financial instruments including short sales, puts, calls, collars, prepaid variable forward contracts and exchange funds. When that occurs, the Covered Person may no longer have the same objectives as REE’s other securityholders. Therefore, Covered Persons are prohibited from employing any such methodologies or using any such financial instruments with respect to a REE Security absent prior written approval of the Compliance Officer. Any Covered Person that wishes to seek such approval must submit a request to the Compliance Officer at least two weeks prior to the proposed execution of documents related to such transaction.
•Margin Accounts and Pledges. A Covered Person may not hold REE Securities/Derivative Securities in a margin account or pledge such securities as collateral because a margin or foreclosure sale may occur when such Covered Person is aware of material nonpublic information or otherwise prohibited from trading. Under certain circumstances an exception may be granted for a Covered Person to pledge REE Securities/Derivative Securities as collateral for a loan (not including margin debt) where the Covered Person clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities. Any Covered Person that wishes to do so must submit a request for approval to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge and the Compliance Officer shall have absolute discretion over approving or rejecting such proposed pledge.

Any Covered Person who has questions as to whether a particular strategy would violate the Policy is advised to contact the Compliance Officer.

8. Application of the Policy to Specific Transactions

•Equity Incentive Plans. The Policy does not apply to the grant or the cash exercise of share options granted under REE’s equity incentive plans as in effect from time to time, and also would not apply to the delivery of shares to any entity administrating said plans on behalf of REE upon exercise of such options to the extent such transactions are permissible under the equity incentive plans. However, the delivery of REE shares to any third party in payment for the exercise price of a share option and/or for tax withholding, known as a “cashless” or “same-day sale” exercise, as well as any sale to a third party of REE shares acquired upon the exercise of a share option, is subject to the same restrictions that apply to any other sale of REE securities, including the Prior Approval Requirement set forth in the Addendum if the person effecting any such transaction is an

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Addendum Covered Person. These restrictions also apply to any Associate who acquires a transferred stock option.

The Policy also does not apply to the vesting or delivery of restricted shares or restricted share units. The sale of REE shares acquired on the date of vesting or delivery of shares issued pursuant to such awards to any third party (including for tax withholding purposes) is subject to the same restrictions that apply to any other sale of REE Securities, including the Prior Approval Requirement set forth in the Addendum if the person effecting any such transaction is an Addendum Covered Person.

•Gifts. Gifts of REE Securities or Derivative Securities during a Blackout Period may only be made with the prior written approval of the Compliance Officer. This includes bona fide gifts involving REE Securities or transfers for estate planning or tax planning purposes; provided, however, that this Policy does not apply to transfers of REE Securities that effect only a change in the form of ownership without involving a change in beneficial ownership or pecuniary interest (such as certain estate planning transfers that do not involve any changes in beneficial ownership). To the extent approval is granted, the recipient of a gift who is a Covered Person or an Associate of a Covered Person would be subject to the restrictions of this Policy in connection with any subsequent sale of the gifted securities.

•Employee Share Purchase Plan. This Policy does not apply to purchases of REE ordinary shares pursuant to any employee share purchase plan resulting from a Covered Person’s periodic contribution of money to such a plan pursuant to the election he or she made at the time of his or her enrollment in the plan. This Policy also does not apply to purchases of REE ordinary shares resulting from lump sum contributions to such a plan, provided that the Covered Person elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to a Covered Person’s election to participate in such a plan for any enrollment period, and to his or her sales of REE ordinary shares purchased pursuant to such a plan.

9. Post-Termination Transactions

The restrictions imposed by the Policy, including any Blackout Period then in effect, will continue to apply to a Covered Person and their Associates after the termination of his or her employment with or engagement by REE for such period of time as such Covered Person is aware of material, nonpublic information until that information has become public or is no longer material. If a Covered Person’s employment or engagement has ended within a Blackout Period, he or she shall be subject to the Blackout Period restrictions detailed above.

10. Waiver

The Compliance Officer is empowered to grant waivers under this Policy from time-to-time, within his/her sole discretion, however any such exception(s) should occur only in limited circumstances.

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11. Conclusion

REE will strictly enforce the prohibitions against insider trading and the additional restrictions and procedures set forth in this Policy. Any Covered Person, or their Associate, of REE or any Related Company who is uncertain regarding the applicability of the Policy is urged to contact the Compliance Officer prior to executing any sale or purchase transaction involving REE Securities or Derivative Securities to determine if he or she may properly proceed. Any decision made by the Compliance Officer pursuant to this Policy shall be considered final, and the basis for a particular decision may not necessarily be disclosed by the Compliance Officer. Directors and officers of REE should be particularly careful, since avoiding the appearance of engaging in share transactions based on material, nonpublic information can be as important as avoiding consummating a transaction based on such information.

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Adopted: July 22, 2021
Updated: August 15, 2022, June 23, 2025, September 21, 2025, February 3, 2026

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ADDENDUM TO REE AUTOMOTIVE LTD. INSIDER TRADING POLICY APPLICABLE TO DIRECTORS, OFFICERS, AND CERTAIN DESIGNATED EMPLOYEES

In addition to compliance with the general insider trading prohibition, subject to Section 4 of the Insider Trading Policy of REE Automotive Ltd., all directors and officers of REE, and any other Covered Person designated below by the Compliance Officer, as may be amended from time-to-time, (each such person subject to the Addendum is referred to as an “Addendum Covered Person”) are required to adhere to the following additional restrictions and procedures when trading in REE Securities and Derivative Securities.

In addition to the Blackout Periods and compliance with the general prohibition on insider trading, an Addendum Covered Person must obtain the approval of the Compliance Officer before effecting a trade in REE Securities or any Derivative Security (the “Prior Approval Requirement”) (including to the extent that such persons are permitted to trade consistent with the restrictions described in Section 6). The Prior Approval Requirement also applies to Associates of the foregoing individuals. A request form for prior approval should be submitted at least two business days prior to the proposed transaction date (or the waiting period required by the bank/broker, if applicable). It should contain a representation that the Covered Person does not hold any MNPI. Covered Person with questions about Prior Approval Requirement should contact the Compliance Officer.

Designated Addendum Covered Persons

1.Director level Covered Persons in the Finance Department
2.Commercial and securities counsels in the Legal Department
3.V.P level employees across all departments